Securities and Exchange Commission
                             Washington, D.C. 20549
                                  Schedule 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                              AmNet Mortgage, Inc.
                                (Name of Issuer)

                                     Common
                         (Title of Class of Securities)

                                    02926T103
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                  360-604-8600
                  Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications

                                  July 10, 2004
              Date of Event Which Requires Filing of This Statement

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    924,002 common shares (12.6%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           924,002
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,371,200 shares (18.6%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Retirement Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    286,986 common shares (3.9%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           286,986
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,371,200 shares (18.6%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Children's Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    65,800 common shares (0.9%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           65,800
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,371,200 shares (18.6%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Offshore Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    63,912 common shares (0.9%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           63,912
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,371,200 shares (18.6%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    30,500 common shares (0.4 %)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           30,500
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,371,200 shares (18.6%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      Items

Item 1. Security and Issuer.

      Common Stock of AmNet Mortgage, Inc. 10421 Wateridge Circle, Suite 250, San Diego, CA 92121

Item 2. Identity and Background.

      The D3 Family Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      By virtue or our recent open market purchases of 30,500 shares of INV for one of our Limited Partnerships and the company's repurchase of 500,000 shares, our ownership stake has increased. We are, therefore, filing this notice of shareholdings.

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Family Fund owns and has sole voting power over 924,002 INV shares.

      (c)   N/A

      (d)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      July 10, 2004              /s/ DAVID NIERENBERG
      -------------              -----------------------------------------------
          Date                   David Nierenberg
                                 President
                                 Nierenberg Investment Management Company, Inc.,
                                 the General Partner of The D3 Family Fund, L.P.

                                      Items

Item 1. Security and Issuer.

      Common Stock of AmNet Mortgage, Inc. 10421 Wateridge Circle, Suite 250, San Diego, CA 92121

Item 2. Identity and Background.

      The D3 Family Retirement Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      By virtue or our recent open market purchases of 30,500 shares of INV for one of our Limited Partnerships and the company's repurchase of 500,000 shares, our ownership stake has increased. We are, therefore, filing this notice of shareholdings.

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Family Retirement Fund, L.P. owns and has sole voting power over 286,986 INV shares.

      (c)   N/A

      (d)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      July 10, 2004       /s/ DAVID NIERENBERG
      -------------       ------------------------------------------------------
          Date            David Nierenberg
                          President
                          Nierenberg Investment Management Company, Inc., the
                          General Partner of The D3 Family Retirement Fund, L.P.

                                      Items

Item 1. Security and Issuer.

      Common Stock of AmNet Mortgage, Inc. 10421 Wateridge Circle, Suite 250, San Diego, CA 92121

Item 2. Identity and Background.

      The D3 Children's Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      By virtue or our recent open market purchases of 30,500 shares of INV for one of our Limited Partnerships and the company's repurchase of 500,000 shares, our ownership stake has increased. We are, therefore, filing this notice of shareholdings.

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Children's Fund, L.P. owns and has sole voting power over 65,800
            INV shares.

      (c)   N/A

      (d)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      July 10, 2004          /s/ DAVID NIERENBERG
      -------------          ---------------------------------------------------
          Date               David Nierenberg
                             President
                             Nierenberg Investment Management Company, Inc., the
                             General Partner of The D3 Children's Fund, L.P.

                                      Items

Item 1. Security and Issuer.

      Common Stock of AmNet Mortgage, Inc. 10421 Wateridge Circle, Suite 250, San Diego, CA 92121

Item 2. Identity and Background.

      The D3 Offshore Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      By virtue or our recent open market purchases of 30,500 shares of INV for one of our Limited Partnerships and the company's repurchase of 500,000 shares, our ownership stake has increased. We are, therefore, filing this notice of shareholdings.

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Offshore Fund, L.P. owns and has sole voting power over 63,912
            INV shares.

      (c)   N/A

      (d)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      July 10, 2004          /s/ DAVID NIERENBERG
      -------------          ---------------------------------------------------
          Date               David Nierenberg
                             President
                             Nierenberg Investment Management Company, Inc., the
                             General Partner of The D3 Offshore Fund, L.P.

                                      Items

Item 1. Security and Issuer.

      Common Stock of AmNet Mortgage, Inc. 10421 Wateridge Circle, Suite 250, San Diego, CA 92121

Item 2. Identity and Background.

      The D3 Family Bulldog Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      By virtue or our recent open market purchases of 30,500 shares of INV for one of our Limited Partnerships and the company's repurchase of 500,000 shares, our ownership stake has increased. We are, therefore, filing this notice of shareholdings.

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Family Bulldog Fund, L.P. owns and has sole voting power over 30,500 INV shares.

      (c)   Date                Shares Bought               Price
            ----                -------------               -----

            5/17/04                 2,000                  $ 7.65
            5/19/04                   500                    8.27
            5/24/04                 8,800                    8.79
            5/25/04                   100                    9.03
            5/26/04                 7,000                    8.90
            6/02/04                 6,000                    9.29
            6/03/04                 3,800                    9.30
            6/04/04                 2,300                    9.29

      (d)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      July 10, 2004          /s/ DAVID NIERENBERG
      -------------          ---------------------------------------------------
          Date               David Nierenberg
                             President
                             Nierenberg Investment Management Company, Inc., the
                             General Partner of The D3 Family Bulldog Fund, L.P.